                                                                   Exhibit 10.YY


         ------------------------------------------------------------


                                 LOAN AGREEMENT

                            Dated as of May 28, 1998

                                      AMONG

                               STARMET CORPORATION
                              STARMET POWDERS, LLC
                              STARMET AEROCAST, LLC
                        STARMET COMMERCIAL CASTINGS, LLC
                             STARMET NMI CORPORATION
                             STARMET CMI CORPORATION
                          STARMET HOLDINGS CORPORATION
                          NMI FOREIGN SALES CORPORATION

                                       AND

                       STATE STREET BANK AND TRUST COMPANY


         -------------------------------------------------------------

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT is made as of May 28, 1998, among STARMET CORPORATION, a Massachusetts corporation, STARMET POWDERS, LLC, a Delaware limited liability company, STARMET AEROCAST, LLC, a Delaware limited liability company, STARMET COMMERCIAL CASTINGS, LLC, a Delaware limited liability company, STARMET NMI CORPORATION, a Delaware corporation, STARMET HOLDINGS CORPORATION, a Massachusetts corporation, and NMI FOREIGN SALES CORPORATION, a U.S. Virgin Islands corporation, each having its principal place of business and chief executive office at 2229 Main Street, Concord, Massachusetts 01742, and STARMET CMI CORPORATION, a Delaware corporation having its principal place of business and chief executive office at Highway 80, Barnwell, South Carolina 29812, (individually, a "Borrower" and collectively, the "Borrowers"), and STATE STREET BANK AND TRUST COMPANY (the "Lender"), a Massachusetts trust company with its head office at 225 Franklin Street, Boston, Massachusetts 02110.

         SECTION 1.  DEFINITIONS.

         1.1 Definitions. As used herein, the following terms shall have the following meanings:

         "Affiliate" means, with reference to any person, (including an individual, a corporation, a partnership, a trust, any trade or business and any governmental agency or instrumentality), (i) any director, officer or employee of that person, (ii) any other person controlling, controlled by or under direct or indirect common control of that person, (iii) any other person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that person and (iv) any other person with respect to which such person holds, directly or indirectly, 10% or more of any class of capital stock or other equity interests (including options, warrants, convertible securities and similar rights). For purposes of Section 5.1(v) hereof, "Affiliate" means, within the meaning of Section 414 of the Code, (i) any member of a controlled group of corporations which includes a Borrower, (ii) any trade or business, whether or not incorporated, under common control with the Borrower, (iii) any member of an affiliated service group which includes a Borrower, and (iv) any member of a group treated as a single employer by regulation.

         "Agreement" means this Loan Agreement, including the Exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

         "Business Day" means any day on which the head office of the Lender is open for transactions of all of its normal and customary business, and with respect to Libor Loans, any day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market in which the Lender customarily participates.

         "Closing Date" means the first date on which all of the conditions set forth in Section 4 have been satisfied and any Loans are to be made hereunder.

         "Code" means the Internal Revenue Code of 1986 and the rules and regulations thereunder, as amended.

         "Consolidated" shall have the meaning ascribed to it under GAAP.

         "Default" means an event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

         "EBIT" means in relation to the Borrowers for any period, an amount equal to Net Income determined in accordance with GAAP (with inventory being determined on a "first-in, first-out" basis) for such period, plus the following to the extent deducted in computing such Net Income for such period: (i) Interest Charges for such period, and (ii) taxes on income for such period.

         "Encumbrances" shall have the meaning set forth in Section 5.6.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

         "Event of Default" shall have the meaning set forth in Section 6.1.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Indebtedness" with respect to any person means and includes, without duplication, (i) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such person, (ii) the face amount of all banker's acceptances and of all letters of credit issued by any bank for the account of such person and all drafts drawn thereunder, (iii) the total amount of all indebtedness secured by any Encumbrance to which any property or asset of such person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iv) the total amount of all indebtedness and obligations of others which such person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement to advance or supply funds to such other person to maintain working capital, equity capital, net worth or solvency.

         "Initial Financial Statement" shall have the meaning set forth in
Section 3.5.

         "Insolvent" or "Insolvency" means that there shall have occurred one or more of the following events with respect to a person: death; dissolution; liquidation; termination of existence; "insolvent" or "insolvency" within the meaning of the United States Bankruptcy Code or other applicable statute; such person's inability to pay its debts as they come due or failure to have adequate capital to conduct its business; such person's failure to have assets having a fair saleable value net of any cost to dispose of such assets in excess of the amount required to pay the probable liability on its then existing debts (including unmatured, unliquidated and contingent debts); appointment of a receiver of any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such person, or the offering of a plan to creditors of such person for composition or extension, except for an involuntary proceeding commenced against such person which is dismissed within 60 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

         "Interest Expense" means, for any period, interest expense as presented on the Borrowers' Consolidated financial statements delivered pursuant to
Section 5.1, all amortization of debt discount and deferred debt expense and other non-cash interest charges, all as determined in accordance with GAAP.

         "Interest Period" means, as to any Libor Loan, the period, the commencement and duration of which shall be determined in accordance with
Section 2.4.1, provided that if any such Interest Period would otherwise end on a day which is not a Business Day for Libor Rate purposes, such Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Lender in accordance with its usual practices and notified to the Borrowers at the beginning of such Interest Period.

         "Letters of Credit" means letters of credit in the form customarily issued by the Lender as standby letters of credit, issued by the Lender at the request and for the account of the Borrowers.

         "Libor Loan Rate" means an annual rate of interest for an Interest Period equal to the Libor Rate in effect on the first day of such Interest Period plus the fixed rate spread set forth below which is applicable to the Borrowers on the day of any Notice of Borrowing or Conversion (based upon the Borrowers' Consolidated Net Income for the fiscal quarter immediately preceding such Interest Period, as evidenced by the financial statements required to be delivered by the Borrowers pursuant to Section 5.1(ii)):


                                                       Libor Loan
                      Quarterly Net Income         Fixed Rate Spread
                    ------------------------       -----------------
                    less than or equal to $0              2.50%

                    less than or equal to



                    $250,000 but greater than $0         2.00%

                    less than or equal to
                    $500,000 but greater than
                    $250,000                             1.75%

                    less than or equal to
                    $750,000 but greater than
                    $500,000                             1.50%

                    greater than $750,000                1.25%



         "Libor Loans" means, in relation to any Interest Period, any portion of the principal amount of any Revolving Loans on which the Borrowers elect pursuant to Section 2.4 to pay interest at a rate determined by reference to the Libor Rate.

         "Libor Rate" means, with respect to any Interest Period, in the case of any Libor Loan, the annual rate of interest determined by the Lender, at or before 10:00 a.m. (Boston time) (or as soon thereafter as practicable) on the second Business Day prior to the first day of such Interest Period, to be the annual rate of interest at which deposits of U.S. dollars are offered to the Lender by prime banks in whatever London interbank market may be selected by the Lender in its sole discretion, acting in good faith, at or about the time of determination and in accordance with the usual practice in such market for delivery on the first day of such Interest Period in immediately available funds and having a maturity equal to such Interest Period in an amount equal (as nearly as may be) to the amount of such Libor Loan. Each such determination by the Lender shall be conclusive.

         "Loan" means a loan made to the Borrowers by the Lender pursuant to
Section 2 hereof, and "Loans" means all of such loans, collectively.

         "Loan Documents" means, collectively, this Agreement (including, without limitation, the agreements and other instruments listed or described in the Closing Checklist attached hereto as Exhibit E), the Note, the Letters of Credit (and all letter of credit applications relating thereto) and any other agreements, instruments or documents referred to herein or therein and/or delivered in connection herewith, and all schedules, exhibits and annexes thereto.

         "Maturity Date" means February 28, 2000.

         "Net Income" means the pre-tax income from continuing operations as presented on the Borrowers' Consolidated statement of operations delivered pursuant to Section 5.1, as determined for the period in question in accordance with GAAP, but in any event without giving effect to any non-cash stock compensation charges and excluding from Net Income (without duplication): (i) any gain or loss, amortization or deduction arising from any write-up of assets or any subsequent amortization to the extent of such write-up, except to the extent inclusion thereof shall be approved in writing by the Lender; (ii) earnings or loss of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) the net earnings of any business entity (other than a Subsidiary) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent such net earnings shall have actually been received by such Borrower or such Subsidiaries in the form of cash distributions; (iv) any gains or losses on the sale or other disposition of fixed or capital assets; and (v) the proceeds of any life insurance policy.

         "Net Proceeds" means, with respect to the Offering, cash proceeds received by Starmet Corporation after payment of any reasonable underwriting commissions and reasonable expenses.

         "Note" means the Revolving Credit Note.

         "Notice of Borrowing, Continuation or Conversion" shall have the meaning set forth in Section 2.4.1.

         "Obligations" means any and all obligations of the Borrowers to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money.

         "Offering" means the offering of equity securities made pursuant to the Offering Prospectus.

         "Offering Prospectus" means the registration statement on Form S-1 with respect to the Offering of shares of the common stock of Starmet Corporation as originally filed on April 8, 1998 with the SEC and subsequently amended.

         "Permitted Acquisition". An acquisition by a Borrower which meets all of the following criteria:

         (i) is an acquisition of all or some of the capital stock or assets of a Person engaged in a substantially similar or complementary business as that in which the Borrowers are engaged on the Closing Date or a reasonable expansion or extension thereof;

         (ii) the properties and assets acquired by such Borrower in connection with such acquisition shall be free from all liens, charges and encumbrances whatsoever, except Encumbrances permitted under Section 5.5;

         (iii) no Indebtedness shall be assumed by such Borrower in connection with such acquisition, except Indebtedness permitted under Section 5.5;

         (iv) immediately prior to, and after giving effect to such acquisition, no Default or Event of Default shall exist; and

         (v) prior to such acquisition, the Lender shall have received computations from the Borrowers (based upon a compliance certificate in the form of Exhibit D hereto) showing pro forma compliance with the financial covenants set forth in Sections
                  5.18 through 5.21, inclusive, as of the date of, and after giving effect to, such acquisition.

         "Person" or "person" means any individual, corporation, limited liability company, partnership, limited liability partnership, trust, trade, business and governmental agency and instrumentality.

         "Plans" means, collectively, each "employee pension benefit plan" and each "employee welfare benefit plan" (each as defined in ERISA) maintained by a Borrower.

         "Prime Rate" means the annual rate of interest announced by the Lender from time to time, at the principal office of the Lender, as its prime rate.

         "Prime Rate Loans" means any Revolving Loans (or any portion thereof) as to which the interest rate is the Prime Rate.

         "Restricted Payments" means (i) any cash or property dividend, distribution, or other payment, direct or indirect, to any Person who now or in the future may hold an equity interest in a Borrower, whether evidenced by a security or not; and (ii) any payment on account of the purchase, redemption, retirement or other acquisition of any capital stock of a Borrower, or any other payment or distribution made in respect thereof, either directly or indirectly (though excluding any stock options granted to officers, employees or directors).

         "Revolving Credit Maximum Amount" means $10,000,000.

         "Revolving Credit Note" shall have the meaning set forth in
Section 2.1.1.

         "Revolving Loan" shall have the meaning set forth in Section 2.1.1.

         "Revolving Loan Account" means the account on the books of the Lender in which will be recorded Revolving Loans made by the Lender to the Borrowers pursuant to this Agreement, payments made on such Revolving Loans and other appropriate debits and credits as provided by this Agreement.

         "Stated Amount" means, with respect to each Letter of Credit outstanding at any given time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met).

         "Subsidiary" means any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by a Borrower or a Subsidiary of a Borrower; or any other such organization the management of which is directly or indirectly controlled by a Borrower or a Subsidiary of a Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which a Borrower has a 50% ownership interest or any other entity which would be consolidated with the Borrower in presenting its financial statements in accordance with GAAP.

         "Tangible Net Worth" means the amount which is equal to the Consolidated net worth of the Borrowers computed in accordance with GAAP and with inventory and cost of goods sold determined on a "first in, first out" basis, and minus (i) the book value, net of applicable reserves, of all intangible assets of the Borrowers, including, without limitation, goodwill, trademarks, trade names, copyrights, patents and any similar rights and deferred debt expense, (ii) intercompany accounts with Affiliates (including receivables due from Affiliates), unless existing on the date of the Initial Financial Statement, or created thereafter in the ordinary course of business, consistent with past practices, and (iii) to the extent not otherwise approved in advance by Lender, any write up in the book value of any asset of a Borrower resulting from revaluation thereof after the date of the Initial Financial Statement.

         "Taxes" means, any and all taxes (including, without limitation, income, receipts, franchise, ad valorem or excise taxes, transfer or gains taxes or fees, use taxes, withholding, payroll or minimum taxes) imposed on, or otherwise payable by, or for which responsibility for payment, withholding or collection lies with, a Borrower by any governmental authority, federal, state or otherwise, including any taxes imposed on any of a Borrower's Subsidiaries or other Affiliates for which a Borrower may be liable under applicable law or by agreement to which a Borrower is a party or by which it is bound or subject to, and including, but not limited to, any interest, penalties or additions to tax with respect thereto.

         "Total Liabilities" means, at any date as of which the amount thereof shall be determined, all obligations of the Borrowers that should, as determined in accordance with GAAP, be classified as liabilities on the Consolidated balance sheet of the Borrowers.

         "Unused Commitment" for any period of time means the difference for each day during such period between the Revolving Credit Maximum Amount in effect and the sum of the principal amount of Revolving Loans actually outstanding hereunder and the Stated Amount of all outstanding Letters of Credit.

         "Year 2000 Problem" means any significant risk that computer hardware or software used in the business or operations of any Borrower will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

         SECTION 2.  REVOLVING LOANS.

         2.1  Revolving Loans.

                  2.1.1 Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers made herein, the Lender agrees to make loans ("Revolving Loans") to the Borrowers at the Borrowers' request from time to time, from and after the date hereof and prior to the Maturity Date, provided that the principal amount of Revolving Loans outstanding at any time, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit, shall not exceed the Revolving Credit Maximum Amount, and provided, further, that at the time the Borrowers request a Revolving Loan and after giving effect to the making thereof there has not occurred and is not continuing any Default or Event of Default. The Borrowers agree that it shall be an Event of Default hereunder if at any time the debit balance of the Revolving Loan Account, plus the aggregate Stated Amount of Letters of Credit outstanding at any time, plus the aggregate amount of unreimbursed draws under outstanding Letters of Credit at such time, shall exceed the Revolving Credit Maximum Amount unless the Borrowers shall, upon notice of such excess from the Lender, promptly pay cash to the Lender to be credited to the Revolving Loan Account in such amount as shall be necessary to eliminate the excess. Each Revolving Loan shall be in a minimum amount of $100,000 or an integral multiple thereof. The Revolving Loans shall be evidenced by a Revolving Credit Note (the "Note") in the form of Exhibit A hereto.

                  2.1.2 Subject to the provisions of Section 2.5, the Borrowers may prepay outstanding Revolving Loans and the Note in whole or in part at any time without premium or penalty. Amounts so paid in respect of the Revolving Loans and the Note and other amounts may be borrowed and reborrowed from time to time as provided in Section 2.1.1. On the Revolving Credit Maturity Date, the Borrowers shall repay all outstanding Revolving Loans and the Note, together with all unpaid interest thereon and all fees and other amounts due hereunder.

                  2.2. Letters of Credit. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers made herein, the Lender agrees to issue, to the extent permitted by law and the Uniform Customs Practices of the International Chamber of Commerce governing Letters of Credit (Publication No. 500 or any successor thereto), Letters of Credit upon the application of the Borrowers during the period from the date hereof to the Maturity Date; provided that the aggregate Stated Amount of Letters of Credit outstanding at any time, plus the aggregate amount of all unreimbursed draws under such outstanding Letters of Credit, shall not at any time (i) exceed $4,000,000, or (ii) cause the principal amount of Revolving Loans outstanding at such time (after taking into account such Stated Amount and all such unreimbursed draws) to exceed the Revolving Credit Maximum Amount; and provided, further, that at the time the Borrowers request the issuance of a Letter of Credit and after giving effect to the issuance thereof, there has not occurred and is not continuing any Default or Event of Default. All Letters of Credit shall expire not later than the date which is one (1) month prior to the Maturity Date. Amounts drawn under the Letters of Credit shall become immediately due and payable by the Borrowers to the Lender and shall bear interest at the rate then applicable to Revolving Loans unless, to the extent there is availability under the Revolving Credit Maximum Amount, such amounts shall be added to the Revolving Loan Account as Revolving Loans and shall be immediately due and payable upon the maturity of the Revolving Credit Note. Without limiting the foregoing, if any Letter of Credit would by its terms expire after the Maturity Date, the Borrowers shall, on the Maturity Date, cause another letter of credit issued by another bank satisfactory to the Lender to be substituted therefor or cause another bank satisfactory to the Lender to indemnify the Lender to its satisfaction against any and all liabilities and obligations in respect to such Letter of Credit and, in such event, this Agreement and the other Loan Documents shall continue in full force and effect until all of the Obligations under any such Letters of Credit have been paid in full to the Lender. In order to evidence such Letters of Credit, the Borrowers shall enter into, with the Lender, such agreements and execute such instruments and documents as the Lender customarily requires in like transactions.

         2.3  Interest and Fees.

                  2.3.1 Interest on any Revolving Loans shall be calculated and due and payable based upon the following interest rate alternatives:

         (i)      In the absence of any election by the Borrowers under clause
                  (ii) below, either initially with respect to any Revolving Loan or at the expiration of the applicable Interest Period under such clause (ii) below, such Revolving Loans shall bear interest at a rate per annum equal to the Prime Rate in effect from time to time, with interest thereon being payable monthly in arrears on the last Business Day of each month. Any change in the Prime Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of the Revolving Loans bearing interest with reference to the Prime Rate.

         (ii) In the manner and subject to the provisions set forth in Sections 2.1, 2.4 and 2.5, so long as no Default or Event of Default has occurred and is then continuing, the Borrowers may elect from time to time prior to the Maturity Date to have all or a portion of the unpaid principal amount of any Revolving Loan bear interest during any particular Interest Period applicable to Libor Loans at the Libor Loan Rate and be treated as a Libor Loan, with interest, in all cases, being due and payable on the last day of the applicable Interest Period relating to such Libor Loan (but in any event, no less frequently than quarterly), provided, that any such portion of any Loan shall be in an amount not less than $100,000 or an integral multiple thereof.

The rates of interest set forth above shall apply before an Event of Default. After an Event of Default pursuant to Section 6 of this Agreement, interest shall accrue on the balance hereof at Lender's sole discretion at a rate equal to four percent (4%) per annum above the highest rate that would otherwise apply to amounts outstanding hereunder.

                  2.3.2 The Borrowers shall pay to the Lender a commitment fee, payable quarterly in arrears on the last Business Day of each quarter, equal in the aggregate to one-quarter of one percent (0.25%) per annum of the Unused Commitment during the preceding quarter.

                  2.3.3 The Borrowers authorize the Lender to charge to the Revolving Loan Account or to any deposit account which the Borrowers may maintain with the Lender the principal, interest, fees, charges, taxes and expenses provided for in this Agreement or any other document executed or delivered in connection herewith.

                  2.3.4 If, after the date hereof, the Lender shall have determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any of the foregoing imposes or increases a requirement by the Lender to allocate capital resources to the Lender's commitment to make Revolving Loans or issue Letters of Credit which has or would have the effect of reducing the return on the Lender's capital to a level below that which the Lender could have achieved (taking into consideration the Lender's then existing policies with respect to capital adequacy and assuming full utilization of the Lender's capital) but for such adoption, change or compliance by any amount deemed by the Lender to be material, then: (i) the Lender shall promptly after its determination of such occurrence give notice thereof to the Borrowers; and (ii) to the extent that the costs of such increased capital requirements are not reflected in the Prime Rate, the Borrowers and the Lender shall thereafter attempt to negotiate in good faith, within 30 days following the date the Borrowers receive such notice, an adjustment payable hereunder that will adequately compensate the Lender in light of the circumstances. If the Lender and the Borrowers are unable to agree to such adjustment within 30 days following the date upon which the Borrowers receive such notice, then commencing on the date of such notice (but no earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Lender's reasonable determination, provide adequate compensation. The provisions of this
Section 2.3.5 shall be applied to the Borrowers so as not to discriminate against the Borrowers vis-a-vis other customers of the Lender.

                  2.3.5 Anything hereinbefore to the contrary notwithstanding, if any present or future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Lender by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject the Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the maximum amount of the Revolving Loans or Letters of Credit or the payment to the Lender of any amounts due to it hereunder, or
(ii) materially change the basis of taxation of payments to the Lender of the principal or the interest on or any other amounts payable to the Lender hereunder, or (iii) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of the Lender in respect of the transactions contemplated herein, or (iv) impose on the Lender any other conditions or requirements with respect to this Agreement, the Revolving Credit Maximum Amount, the Letters of Credit or any Revolving Loan, and the result of any of the foregoing is (A) to increase the cost to the Lender of making, funding or maintaining all or any part of the Revolving Loans or the Letters of Credit, or
(B) to reduce the amount of principal, interest or other amount payable to the Lender hereunder, or (C) to require the Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregoing interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrowers hereunder, then, and in each such case not otherwise provided for hereunder, the Borrowers will, upon demand made by the Lender accompanied by calculations thereof in reasonable detail, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment or foregoing interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregoing interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Lender.

         2.4  Loan Requests.

                  2.4.1 All requests under this Agreement for Revolving Loans or for a conversion of the interest rate applicable to any Revolving Loan (or portion thereof) under Section 2.3 above to a rate of a different type or for a continuation of a Revolving Loan (or a portion thereof) at an interest rate of the same type for an additional Interest Period, shall be made by the Borrowers in writing (or by telephone and then promptly confirmed in writing) (each such request to be irrevocable), substantially in the form attached hereto as Exhibit C (each a "Notice of Borrowing, Continuation or Conversion"), specifying (a) the amount of the requested advance or portion of outstanding principal into which the type of interest rate requested is to be converted or continued, (b) the requested borrowing or interest rate conversion or continuation date, (c) whether the requested advance or affected principal portion is to be treated as a Libor Loan, and (d) if the requested advance or affected principal portion is to be in whole or in part a Libor Loan, the length of the requested Interest Period for such advance or principal portion as applicable (which must be, in the case of Libor Loans and subject to availability, for one, two, three or six months), provided, however, that no Interest Period shall extend beyond the Maturity Date.

                  2.4.2 Each Notice of Borrowing, Continuation or Conversion must be delivered to an officer of the Lender no later than 11:00 a.m. Boston time, (a) 2 Business Days prior to the requested advance, continuation or conversion date, in the case of Libor Loans, or (b) on the requested advance, continuation or conversion date, in the case of Prime Rate Loans. If the Borrower does not request that an existing Libor Loan be maintained as a Libor Loan at least 2 Business Days prior to the end of the Interest Period applicable to such Loan, in accordance with the procedure set forth herein, then the Borrowers shall be deemed to have requested that such Loan be converted into a Prime Rate Loan.

         2.5  Libor Loan Provisions.

                  2.5.1 The Lender shall promptly notify the Borrowers upon determining any Libor Rate. Each such notice shall be conclusive and binding upon the Borrowers. If, with respect to any Interest Period, the Lender is unable to determine the Libor Rate relating thereto, or adverse or unusual conditions in or changes in applicable law relating to the London interbank market make it illegal or, in the reasonable judgment of the Lender, impracticable, to fund therein the amount of the requested Libor Loan or make the projected Libor Rate unreflective of the actual costs of funds therefor to the Lender, or if it shall become unlawful for the Lender to charge interest on the Loans on a Libor Rate basis, then in any of the foregoing events the Lender shall so notify the Borrowers and interest will be calculated and payable in respect of such projected Interest Period (and thereafter for so long as the conditions referred to in this sentence shall continue) by reference to the Prime Rate in accordance with Section 2.3.1(i).

                  2.5.2 In the event the Lender shall incur any loss, cost or expense as a result of:

           (i) any payment, prepayment of or election to change the interest rate applicable to any principal of a Libor Loan on a date other than the last day of any Interest Period applicable thereto, or

           (ii) any failure by the Borrowers to borrow or convert into any Libor Loan on the date or in the amount specified in a Notice of Borrowing, Continuation or Conversion, or

           (iii) any increase in the cost to the Lender of making Libor Loans (including without limitation costs associated with increases in taxes, with reserves required by law or regulation, or with any other governmental assessments, in connection with Libor Loans), then in any such event the Borrowers shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate the Lender fully for such loss, cost or expense, such compensation to include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest that would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion to the last day of the Interest Period for such Revolving Loan or, in the case of a failure to borrow, for the entire Interest Period for such Revolving Loan, commencing on the date of such failure to borrow, at the applicable rate of interest for such Revolving Loan provided for herein, over (b) the amount of interest (as reasonably determined by the Lender) the Lender would have been offered in the London interbank market for dollar deposits of amounts comparable to such principal amount at a maturity comparable to said period.

         SECTION 3.  REPRESENTATIONS AND WARRANTIES.

         The Borrowers hereby jointly and severally represent, warrant and covenant as follows:

         3.1 Organization and Qualification. Each Borrower (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as indicated on Exhibit B hereto; (ii) has all requisite corporate or limited liability company (as applicable) power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (iii) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on Exhibit B hereto) where the nature of its properties or its business requires such qualification. Since the date of the Initial Financial Statement, each Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

         3.2 Corporate and Limited Liability Company Authority; Valid Obligations; Approvals. The execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated hereby and thereby are within each Borrower's corporate or limited liability company (as applicable) authority, have been authorized by all necessary corporate or limited liability company (as applicable) proceedings on the part of such Borrower, and do not and will not contravene any provision of law, its charter document, operating agreement or its by-laws (as applicable), or contravene any provisions of, or constitute a Default or Event of Default hereunder or a default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to such Borrower or any of its properties, or result in the creation, other than in favor of the Lender, of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of such Borrower. The Loan Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of each Borrower enforceable in accordance with their terms. The execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated hereby and thereby do not require any approval or consent of, or filing or registration with, any person.

         3.3 Title to Properties; Absence of Liens. Each Borrower has good and marketable title to all of its properties, assets and rights of every name and nature now purported to be owned by it, which properties, assets and rights include all those necessary to permit such Borrower to conduct its business as such business was conducted on the date of the Initial Financial Statement, free from all liens, charges and encumbrances whatsoever except for insubstantial and immaterial defects in title and liens, charges or encumbrances permitted under
Section 5.6.

         3.4 Compliance. Except as set forth on Exhibit B hereto, each Borrower
(i) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including without limitation patents, trademarks, trade names and copyrights) to allow it to own and operate its business without any violation of law or the rights of others,
(ii) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil, and protection of the environment and laws relating to ERISA or to employee benefit plans generally), and (iii) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its charter, operating agreement or by-laws (as applicable), or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for any such violations or failures to comply under clauses (i) through (iii) above which, individually or in the aggregate, would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or assets of any Borrower, and no Borrower has received any notice by any governmental authority or third party with respect to the generation, storage, or disposal or release or threat of release of hazardous substances, hazardous materials, or oil, or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation.

         3.5 Financial Statements. The Borrowers have furnished to the Lender the audited Consolidated balance sheet of the Borrowers as of September 30, 1997 and the related audited Consolidated statements of operations and stockholders' (or members') equity and cash flows for the year then ended, which were prepared in accordance with

GAAP, certified by independent certified public accountants acceptable to the Lender (the present accountants Arthur Andersen LLP being acceptable to the Lender) and fairly present the Consolidated financial position of the Borrowers as at the close of business on such date and the results of its operations for the year then ended. The Borrowers have also furnished to the Lender the unaudited Consolidated balance sheet of the Borrowers as of March 31, 1998 and the unaudited Consolidated statements of operations, stockholder's (or members') equity and cash flow of the Borrowers for the fiscal quarter then ended, certified by the chief financial officer of the Borrowers, which are subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount (the "Initial Financial Statement"). The Borrowers have also furnished to the Lender the unaudited pro forma Consolidated balance sheet of the Borrowers as of March 31, 1998, prepared as if the Offering had been completed as of the Closing Date. At the date hereof, no Borrower has any material Indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on the Initial Financial Statement or on Exhibit B hereto. Since the Initial Financial Statement there have been no material adverse changes, individually or in the aggregate, in the assets, liabilities, financial condition or business of any Borrower, except as set forth on Exhibit B hereto.

         3.6 Events of Default; Solvency. As of the date of this Agreement, no Default or Event of Default exists and no Borrower is, or immediately after giving effect to the consummation of the Revolving Loans will be, Insolvent.

         3.7 Taxes. Each Borrower has filed all federal, state and other tax returns required to be filed for all Taxes (or has filed appropriate extensions), and has paid (or has established adequate reserves in accordance with GAAP for the payment of) all Taxes, assessments and other such governmental charges due from such Borrower. No Borrower has executed any waiver that would have the effect of extending the applicable statute of limitations in respect of any Tax.

         3.8 Labor Relations; Litigation. No Borrower is engaged in any unfair labor practice and, except as set forth on Exhibit B attached hereto, there is no litigation, proceeding, governmental investigation (administrative or judicial) or labor dispute, pending or, to the best knowledge of the Borrowers, threatened against any Borrower, which, if decided adversely to such Borrower, could have a materially adverse effect on the business, properties or condition (whether financial or otherwise) of any Borrower or on the ability of any Borrower to perform its obligations under this Agreement or any other agreement or document contemplated hereby, nor is any substantial basis for any such litigation or labor dispute known to exist.

         3.9 Restrictions on the Borrowers. No Borrower is party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, materially and adversely affect its business, property, assets, operations or conditions, financial or otherwise.

         3.10 Contracts with Affiliates, Etc. Except as disclosed on Exhibit B attached hereto, and except for agreements or transactions (in each case) in the ordinary course of business and on an arm's-length basis, no Borrower is a party to or otherwise bound by any agreements, instruments or contracts (whether written or oral) with any Affiliate, except for any such agreement, instrument or contract (other than an agreement, instrument or contract with respect to Indebtedness for borrowed money) as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of any Borrower.

         3.11 Disclosure. No representations and warranties made by any Borrower in this Agreement, any other Loan Document or in any other agreement, instrument, document, certificate, statement or letter furnished to the Lender by or on behalf of any Borrower, and no other factual information heretofore or contemporaneously furnished by or on behalf of any Borrower to the Lender, in connection with any of the transactions contemplated by any of the Loan Documents contains (as of the date given) any untrue statement of fact or omits to state a fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances in which they are made. Except as disclosed herein or in the Initial Financial Statement or in the other Loan Documents, there is no fact known to any Borrower which materially adversely affects, or which would in the future materially adversely affect, the business, condition (financial or otherwise), results of operations or assets of any Borrower.

         3.12 Subsidiaries. As of the date hereof, no Borrower has any Subsidiaries, except as disclosed on Exhibit B attached hereto.

         3.13  Offering.

         (i) A registration statement on Form S-1 (File No. 333-49629) with respect to the common stock of Starmet Corporation (the "Registration Statement") has been prepared by the Borrowers in conformity with the requirements of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC" or the "Commission") thereunder; and has been filed with the Commission. There has been delivered to the Lender copies of such registration statement, together with copies of all exhibits requested by the Lender. The Borrowers have also prepared a related preliminary prospectus, a copy of which has also been provided to the Lender.

         (ii) The Commission has not issued any order preventing or suspending the use of the preliminary prospectus, and the preliminary prospectus has conformed in all material respects to the requirements of the Act and the Rules and Regulations and, as of its date, has not included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; as of the Closing Date, the registration statement will have become effective and the registration statement and the prospectus, and any amendments or supplements thereto, will contain all material statements and information required to be included therein by the Act and the Rules and Regulations and in all material respects conform to the requirements of the Act and the Rules and Regulations, and neither the registration statement nor the prospectus, nor any amendment or supplement thereto, will include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 4.  CONDITIONS OF LOANS.

         4.1 Conditions to Initial Revolving Loan. Notwithstanding the execution of this Agreement by the parties hereto on May 28, 1998, it is understood and agreed that the effectiveness of this Agreement and of any of the obligations of the Lender hereunder (including specifically, but without limitation, the obligation of the Lender to make the initial Revolving Loan) is subject to the fulfillment to the satisfaction of the Lender on or prior to the Closing Date of the following conditions precedent:

                  4.1.1 Receipt by the Lender of all of the agreements, documents, instruments, certificates and opinions listed or described on the Closing Checklist attached hereto as Exhibit E, in form and substance satisfactory to the Lender, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions and other documents as the Lender shall reasonably request.

                  4.1.2 The representations and warranties contained herein shall be true and accurate on and as of the Closing Date, the Borrowers shall have performed and complied with all covenants and conditions required herein to be performed or complied with by them prior to the making of such Revolving Loan, and no Default or Event of Default shall be continuing or result from the Revolving Loans to be made on the Closing Date or the transactions contemplated hereby.

                  4.1.3 The Offering shall have been successfully completed and become effective on or prior to the Closing Date upon the terms set forth in the Offering Prospectus (in the form delivered to the Lender), and Starmet Corporation shall have received Net Proceeds therefrom of at least $40,000,000, it being understood and agreed that if the Offering shall not have been successfully completed and such Net Proceeds received by September 30, 1998, then this Agreement shall be terminated and deemed incapable of thereafter becoming effective, notwithstanding the execution hereof on May 28, 1998.

         4.2 Conditions to all Loans. The obligation of the Lender to make any Revolving Loan is subject to the fulfillment to the satisfaction of the Lender immediately prior to or contemporaneously with each such Loan of each of the following conditions: (i) the representations and warranties contained herein or otherwise made in writing by or on behalf of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the time of each such Loan (except for representations and warranties limited as to time or with respect to a specific event) with and without giving effect to the Loan to be made at such time and the application of the proceeds thereof, (ii) no Default or Event of Default shall be continuing or result from such Loan, (iii) no material adverse change in the condition (financial or otherwise), business or properties of any Borrower shall have occurred since the date of the Initial Financial Statement, and (iv) no change in applicable law or regulation shall have occurred as a consequence of which it shall have become and continue to be unlawful for the Lender or any Borrower to perform any of its respective agreements or obligations under any Loan Document to which it is a party.

         SECTION 5.  COVENANTS.

         During the term of this Agreement and so long as any Obligation of any Borrower in respect of any Loan remains outstanding, the Borrowers hereby jointly and severally covenant to the Lender that:

         5.1 Financial Statements and Other Reporting Requirements. The Borrowers shall furnish to the Lender:

                  (i) as soon as available to the Borrowers, but in any event within 120 days after each fiscal year-end, the Consolidated balance sheet of the Borrowers as at the end of, and related Consolidated statements of operations, stockholders' equity and cash flow for, such year, prepared in accordance with GAAP applied in a manner consistent with the Borrowers' past practices, and audited and certified without qualification by independent certified public accountants satisfactory to the Lender; and concurrently with such financial statements, if in the opinion of such accountants a Default or Event of Default exists with respect to accounting matters, a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements, they have obtained knowledge of such Default or Event of Default, and they shall disclose in such written statement the nature and status thereof;

                  (ii) as soon as available to the Borrowers, but in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Borrowers, the Consolidated balance sheet of the Borrowers as at the end of, and related Consolidated statements of operations, stockholders' equity and cash flow for, the portion of the year then ended and for the quarter then ended, prepared in accordance with GAAP (with the exception of footnotes) applied in a manner consistent with the audited financial statements required by clause (i) above (subject to normal year-end audit adjustments, none of which shall be materially adverse) and certified pursuant to the report to be delivered to the Lender under clause (iv) of this Section 5.1;

                  (iii) promptly as they become available, copies of all such financial statements, proxy material and reports as any Borrower shall send to or make generally available to stockholders and of all regular and periodic reports filed by any Borrower or any of its Subsidiaries with any securities exchange or with the Commission or any governmental authority succeeding to any or all of the functions of said Commission, and promptly as they become available, a copy of each report (including any so-called management letters) submitted to the Borrowers by independent certified public accountants in connection with each annual audit of the books of the Borrowers by such accountants or in connection with any interim audit thereof pertaining to any phase of the business of any Borrower;

                  (iv) concurrently with each delivery of financial statements pursuant to clause (i) and clause (ii) of this Section 5.1, a chief financial officer's report in substantially the form of Exhibit D hereto, and including, without limitation, computations in reasonable detail evidencing compliance with the covenants contained in Sections
         5.18 through 5.21, inclusive;

                  (v) at least 30 days prior to the first day of each fiscal year of the Borrowers, projections of the quarterly balance sheet, income and cash flow statements of the Borrowers for such fiscal year in form acceptable to the Lender, and certified by the chief financial officer of the Borrowers (it being recognized by the Lender that projections as to future results are not to be viewed as facts and that the actual results for the period or periods covered by the projections may materially differ from the projected results);

                  (vi) concurrently with the delivery of each financial statement pursuant to subsection (ii) of this Section 5.1, a detailed aged trial balance of all accounts receivable as of the last day of such quarter, along with a detailed inventory breakdown setting forth an analysis of the value of such inventory by location and classification as of the last day of such quarter and otherwise in form and substance satisfactory to the Lender;

                  (vii) promptly after obtaining knowledge of the existence thereof, notice of (a) the occurrence of any event which constitutes a Default or Event of Default, together with the nature and duration thereof and the action proposed to be taken with respect thereto, (b) the occurrence of any condition or event with respect to any Borrower or any Affiliate which could be expected to constitute a material adverse change in or to have a material adverse effect on the business, properties or condition (financial or otherwise) of any Borrower, together with the nature and duration thereof and the action proposed to be taken with respect thereto, (c) any litigation or any investigative proceedings of a governmental agency or authority commenced or threatened against any Borrower, any Affiliate or any Plan which could be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of any Borrower, or the issuance of any judgment, award, decree, order or other determination in or relating to any such litigation or proceedings, (d) the occurrence of a reportable event (as defined in ERISA) or any communications to, or receipt of communications from, the

         PBGC, the United States Department of Labor or the IRS by any Borrower or any Affiliate relating to any Plan, along with copies of all such communications, (e) the adoption by any Borrower of any stock option or executive compensation plan, whether or not subject to ERISA, and any Plan subject to ERISA, or the substantial modification of any such plan, along with the vesting and funding schedules and other principal provisions thereof, and (f) any unprivileged communications given or received by any Borrower in any way relating to compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials and hazardous wastes), along with copies of all such communications; and

                  (viii) from time to time, such other financial data and information about any Borrower as the Lender may reasonably request.

         5.2 Conduct of Business. Each Borrower will maintain its corporate or limited liability company (as applicable) existence, continue to have a fiscal year ending on September 30 of each year and notify the Lender in advance of any change in such fiscal year (whereupon the Lender shall have the right to require modifications to the financial covenants hereunder in order to correspond to any such change in fiscal year), and remain or engage in substantially the same, similar or complementary business as that in which it is now engaged or a reasonable expansion or extension thereof, and will duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to it, its assets or to the conduct of its business, including laws relating to the environment, pollution control, hazardous materials and hazardous waste (except where the failure to observe and comply with such laws or requirements would not materially and adversely affect the condition (financial or otherwise), properties, business, or results of operations of any Borrower or the ability of any Borrower to perform its obligations to the Lender) and will maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

         5.3 Maintenance and Insurance. Each Borrower will maintain and keep its properties in good repair, working order and condition so that its business may be properly and advantageously conducted at all times, and will comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder. Each Borrower at all times will maintain insurance with such insurance companies, in such amounts against such hazards and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. Upon request of the Lender from time to time, the Borrowers shall furnish to the Lender certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions.

         5.4 Taxes. Each Borrower will pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties prior to such taxes becoming delinquent, except for any tax, assessment or charge which is being contested in good faith by proper legal proceedings and with respect to which adequate reserves have been established and are being maintained, provided that no enforcement action to enforce a lien has been commenced against such Borrower with respect to any such tax, assessment or charge which is material in amount.

         5.5 Limitation of Indebtedness. Except with the prior written consent of the Lender, no Borrower will create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except: (i) the Obligations; (ii) Indebtedness for borrowed money existing on the date of this Agreement and described on Exhibit B hereto or in the Initial Financial Statement; (iii) Indebtedness on open account for the purchase price of services, materials and supplies incurred by such Borrower in the ordinary course of business, or consisting of open account transactions between the Borrowers in the ordinary course of business, (in any such case not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by such Borrower and as to which adequate reserves required by GAAP have been established and are being maintained; and
(iv) Indebtedness in respect of capital leases and purchase money security interests of any Borrower representing obligations permitted to be incurred by the terms of this Agreement and (except in the case of any such liabilities assumed by a Borrower in connection with an acquisition permitted by Section 5.7(ii)) incurred in the ordinary course of business and consistent with past practices; provided, that the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $10,000,000 at any one time outstanding.

         5.6 Restrictions on Liens. Without the Lender's prior written consent, no Borrower will create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, ("Encumbrances") upon or with respect to any property or assets, real or personal, of such Borrower, or assign or otherwise convey any right to receive income, except:

                  (i) Encumbrances existing on the date of this Agreement and set forth on Exhibit B hereto;

                  (ii) Encumbrances in favor of the Lender;

                  (iii) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of Section 5.4;

                  (iv) liens incurred or deposits made in the ordinary course of such Borrower's business in connection with workers' compensation, unemployment insurance, social security and other similar laws, or liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of such Borrower's business, but only if the payment thereof is not at the time required and such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; or

                  (v) Encumbrances in respect of the purchase money obligations permitted to be incurred under Section 5.5(iv), provided that (i) each such Encumbrance is given solely to secure the purchase price of such property, does not extend to any other property and is given at the time of the acquisition of the property, and (ii) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time such security interest attaches.

         5.7 Mergers, Acquisitions and Purchases and Sales of Assets. No Borrower will (i) consolidate or merge with or into any other corporation or other entity, provided that any Borrower (other than Starmet Corporation) may merge or consolidate into or with another Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger or consolidation, (ii) acquire the assets or stock of any entity, other than in connection with acquisitions of interests in other corporations or business entities engaged in a similar or complementary business as that in which such Borrower is now engaged or in a reasonable extension or expansion thereof (either through the purchase of assets or capital stock or otherwise), provided that (a) each such acquisition is a Permitted Acquisition, and (b) in the case of a Permitted Acquisition all or a portion of which is paid for in cash, the aggregate amount of any single such acquisition shall not exceed $7,500,000, and the aggregate amount of all such acquisitions for all Borrowers shall not exceed $15,000,000, or (iii) sell, lease, transfer or otherwise dispose of or discount any portion of its assets (including any note, instrument or account), other than (a) the sale of finished goods and the disposition of scrap, waste and obsolete items in the ordinary course of business, and (b) the sale or disposition of less than 49% of the capital stock of one of its wholly-owned Subsidiaries for fair market value, provided that prior to such sale or disposition, the Lender shall have received computations from the Borrowers (based upon a compliance certificate in the form of Exhibit D hereto) showing pro forma compliance with the financial covenants set forth in Sections 5.18 through 5.21, inclusive, as of the date of, and after giving effect to, such sale or disposition, and certifying that immediately prior to, and after giving effect to such sale or disposition, no Default or Event of Default exists. For purposes of this Section 5.7, the transfer of assets between the Borrowers shall not be deemed to be a sale, lease, transfer, disposition or discount of assets. Notwithstanding the foregoing, each Borrower has the ability to purchase capital assets in the ordinary course for the expansion of such Borrower's lines of business.

         5.8 Investments and Loans. No Borrower will make or have outstanding at any time any investments in or loans to any other person, whether by way of advance, guaranty, extension of credit, capital contribution, purchase of stocks, notes, bonds or other securities or evidences of Indebtedness, or acquisition of limited or general partnership interests or interests in any limited liability company, other than: (i) in direct obligations of the United States of America, maturing within one year of their issuance; (ii) in time certificates of deposit or repurchase agreements, maturing within one year of their issuance, from banks or other financial institutions in the United States having capital, surplus and undivided profits in excess of $200,000,000; (iii) in short-term commercial paper carrying the highest rating by Moody's or Standard and Poor's rating services and issued by corporations headquartered in the United States, in currency of the United States; (iv) in shares of money-market mutual funds having assets in excess of $100,000,000 and substantially all of the assets of which consist of investments referred to in clauses (i) through (iii), inclusive, above; (v) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $300,000 in the aggregate outstanding at any one time, provided that no such advances to any single employee shall exceed $100,000 in the aggregate; (vi) investments by a Borrower in an Affiliate, provided that (a) no such investments shall exceed $10,000,000 in the aggregate for all Borrowers, of which only $5,000,000 in the aggregate may consist of investments in any one Affiliate, and (b) immediately prior to and after giving effect to such investment, no Default or Event of Default shall exist; and (vii) investments in addition to those permitted by this Section 5.8 and disclosed on Exhibit B attached hereto.

         5.9 Restricted Payments No Borrower will, directly or indirectly (through any Affiliate or otherwise), declare, pay or make any Restricted Payment. Notwithstanding the foregoing, (a) each Borrower may make payments of regular compensation and bonuses to employees of such Borrower in the ordinary course of business and consistent with past practices, (b) each Borrower may make payments under subsisting management contracts with Affiliates set forth on Exhibit B, or any renewals or replacements of such contracts, (c) each Borrower may (i) make distributions to its shareholders and (ii) repurchase shares of its capital stock, in each case in an amount not to exceed 50% of its Net Income (as determined in accordance with GAAP) for the preceding fiscal year, provided that
(x) at the time of the declaration of and payment of any such distribution or repurchase of Shares, and after giving effect thereto, no Default or Event of Default shall exist, and (y) prior to the declaration of and payment of any such distribution or repurchase of Shares, the Lender shall have received computations from the Borrowers (based upon a compliance certificate in the form of Exhibit D hereto) showing pro forma compliance with the financial covenants set forth in Sections 5.18 and 5.21, respectively, as of the date of, and after giving effect to, such distribution or repurchase, and (d) Starmet Corporation may repay on or after the Closing Date the Debentures (as defined in Section 3.5 of Exhibit B hereto) in an aggregate principal amount not exceeding $2,250,500, provided that (x) immediately prior to and after giving effect to such repayment, no Default or Event of Default shall exist, and (y) such repayment is made with Net Proceeds from the Offering.

         5.10  ERISA Compliance.

         None of the Borrowers, any Plan and any fiduciary thereof shall (i) engage in any "prohibited transaction" or incur, whether or not waived, any "accumulated funding deficiency" (both as defined in ERISA and the Code), (ii) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or (iii) terminate or withdraw from participation in any Plan in a manner which could result in the imposition of a lien on any property of, or impose a substantial withdrawal liability on, any Borrower. Each Borrower and each Plan shall comply in all material respects with ERISA.

         5.11 Inspection by the Lender; Books and Records. Each Borrower will permit the Lender or its designees, at any reasonable time and from time to time, to visit and inspect the properties of such Borrower, to examine and make copies of the books and records of such Borrower and to discuss the affairs, finances and accounts of such Borrower with appropriate officers. Without limitation of the foregoing, the Lender will be permitted to conduct field examinations from time to time in its discretion, provided that the cost to the Borrowers of any single field examination shall not exceed $2,500. Each Borrower will keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law.

         5.12 Use of Proceeds. The Borrowers will use the proceeds of the Loans solely for their respective working capital needs and the issuance of Letters of Credit. No portion of any Loans shall be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations G, U or X of the Board of Governors of the Federal Reserve System.

         5.13 Transactions with Affiliates. No Borrower will, directly or indirectly, enter into any transaction with any Affiliate except in the ordinary course of business on terms that are no less favorable to such Borrower than those which might be obtained at the time in a comparable arm's-length transaction with any person who is not an Affiliate.

         5.14 No Amendments to Certain Documents. No Borrower will at any time cause or permit any of the charter or other incorporation documents or operating agreement or by-laws of such Borrower (as applicable) to be modified, amended or supplemented in any material respect whatever, without the express prior written agreement, consent or approval of the Lender, which consent will not be unreasonably withheld.

         5.15 Subsidiaries. The Borrowers will give the Lender written notice of the formation after the date hereof of any Subsidiary, and agree that they will cause any such Subsidiary to engage in the business of conducting branches or divisions of the business now conducted by the Borrowers or holding any of the property of the Borrowers, or in reasonable extensions or expansions thereof. The Borrowers will, at the direction of the Lender, and if such Subsidiary is wholly owned by a Borrower, cause such Subsidiary to become a party to this Agreement and to such of the other Loan Documents as the Lender shall require.

         5.16 Operating Accounts. The Borrowers will maintain their primary operating, deposit and disbursement accounts with the Lender.

         5.17 Year 2000. Each Borrower will take all action necessary to assure its computer based systems are able to effectively process data, including dates, on and after January 1, 2000. The Borrowers will, upon their knowledge thereof, promptly notify the Lender in writing of any Year 2000 Problem and, at the request of the Lender, the Borrowers will provide the Lender with assurance reasonably acceptable to the Lender of the Borrowers' Year 2000 capability.

         5.18 Leverage. The Borrowers will not permit the ratio of (i) Total Liabilities to (ii) Tangible Net Worth as of any fiscal quarter-end to be more than 0.60 to 1.0.

         5.19 Profitability. The Borrowers will not permit their Net Income to be less than $750,000 as of the end of each fiscal quarter ending on or after September 30, 1998.

         5.20 Interest Coverage. The Borrowers will not permit the ratio of (i) EBIT to (ii) the aggregate Interest Charges on all Indebtedness of the Borrowers to be less than 2.0 to 1.0 for each fiscal year of the Borrowers, commencing with the fiscal year ending September 30, 1999.

         5.21 Tangible Net Worth. The Borrowers will not permit their Tangible Net Worth to be less than the sum of (i) $60,000,000 plus, (ii) on a cumulative basis, an amount equal to 75% of the Borrowers' positive Net Income earned in each of their fiscal quarters (commencing with the fiscal quarter ending June 30, 1998). Any quarterly or annual losses incurred by the Borrowers shall not reduce the amount of Tangible Net Worth required to be maintained from time to time pursuant to this Section 5.21.

         SECTION 6.  EVENTS OF DEFAULT; ACCELERATION.

         6.1 The following shall constitute events of default (individually, an "Event of Default"):

         (i) default in the payment, when due or payable, of any Obligation for the payment of money; or

         (ii) default in the performance or observance of or compliance with (i) any of the provisions of Sections 2 (other than the payment of principal and interest), 5.1, 5.5 through 5.9, inclusive, 5.11 through 5.21, inclusive, of this Agreement, or (ii) any term or condition of the Note (other than the payment of principal and interest on the Note), or (iii) any other covenant or condition of this Agreement, any other Loan Document or any other Obligation not listed previously in this Section, and such default continues for more than 15 days; or

         (iii) any representation or warranty at any time made by or on behalf of any Borrower in any Loan Document or otherwise shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

         (iv) the occurrence of any default under any agreement, note or other instrument evidencing or relating to any obligation of any Borrower to any other person or entity for the payment of $500,000 or more; or

         (v) issuance of an injunction which might have a material adverse effect on the condition (financial or otherwise), properties, business or results of operations of any Borrower, or attachment which in the aggregate exceeds $500,000 in value, against any Borrower, any property of any Borrower or any endorser, guarantor or surety for any Obligation which is not dismissed or bonded, to the satisfaction of the Lender, within 30 days after its issuance;

         (vi) calling of a meeting of creditors, formation or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for or with the consent or acquiescence of any Borrower or any endorser, guarantor or surety for any Obligation;

         (vii) Insolvency of any Borrower or any endorser, guarantor or surety for any Obligation;

         (viii) any money judgment or judgments aggregating in excess of $1,000,000 are entered against any Borrower or any endorser, guarantor or surety for any Obligation (except to the extent fully covered by insurance and the insurance carrier has not reserved the right to disallow such claim), and shall continue unsatisfied and in effect for a period of 30 days, provided that the total cost of any bond applied in order to procure a stay of execution in any such litigation shall not exceed $100,000; or

         (ix) any Loan Document, or any covenant, agreement or obligation contained therein or evidenced thereby, shall cease in any material respect to be legal, valid, binding or enforceable in accordance with its terms, or shall be cancelled, terminated, revoked or rescinded; or

         (x) any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of any Borrower or any other person bound thereby, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents, or any one or more of the obligations of any Borrower or any other person under any one or more of the Loan Documents, are illegal, invalid or unenforceable in any material respect in accordance with the terms thereof; or

         (xi) at any time after the date hereof, more than 50% of the outstanding shares of any class of voting equity securities of Starmet Corporation is beneficially owned (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any "person" or any "group" (as defined in Section 13(d)(3) of the Exchange Act) other than the person or group owning such percentage of shares on the Closing Date (after giving effect to the Offering); or

         (xii) except as otherwise permitted by Section 5.7(iii), any change in equity ownership of any Borrower other than Starmet Corporation; or

         (xiii) either of the following two persons shall cease to hold their respective offices as specified or shall cease to perform substantially all of his duties and responsibilities as such officer for a period of more than thirty
(30) days (exclusive of vacations not in excess of such officer's normal annual vacation allowance): (A) Robert E. Quinn shall cease to be the President, or (B) James M. Spiezio shall cease to be the Vice President of Finance or Treasurer, as the case may be, and Chief Financial Officer, of each Borrower and its Subsidiaries, unless the Lender has determined in its sole discretion that the occurrence of such event will not have a material adverse effect on the business, properties or condition (financial or otherwise) of any Borrower.

         6.2 If an Event of Default shall occur and be continuing, the Lender may, at its option, (i) declare any or all of the Obligations of the Borrowers to the Lender to be immediately due and payable without further notice or demand, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (ii) limit, suspend or terminate the Borrowers' right to borrow hereunder, and (iii) exercise any rights and remedies under this Agreement and law; provided that in the event of any Event of Default specified in Sections 6.1(vi) or 6.1(vii), all Obligations shall become immediately due and payable automatically and without any requirement of notice from the Lender or action by the Lender.

         SECTION 7.  SET OFF.

         Any deposits or other sums at any time credited by or due from the Lender to any Borrower may, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any source of payment whatsoever, at any time during the continuance of an Event of Default, be applied to or set off against Obligations on which such Borrower is primarily liable and may at or after the maturity thereof be applied to or set off against Obligations on which such Borrower is secondarily liable.

         SECTION 8.  GENERAL.

         8.1 Written Notices. Any notices, expressly required by this Agreement to be in writing, to any party hereto shall be deemed to have been given when delivered by hand, when sent by telecopier, when delivered to any overnight delivery service freight pre-paid or 3 days after deposit in the mails, postage prepaid, and addressed to such party at its address given at the beginning of this Agreement or at any other address specified in writing. Written notices to the Borrowers shall be sent to the attention of James M. Spiezio, Vice President of Finance, with a copy to Thomas A. Wooters, Esq., Peabody & Arnold, 50 Rowes Wharf, Boston, Massachusetts 02110, and written notices to the Lender shall be sent to the attention of William R. Dewey IV, Vice President, with a copy to Philip A. Herman, Esq., Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110-3333. Any notice, unless otherwise specified, may be given orally or in writing.

         8.2 No Waivers. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

         8.3 Further Assurances. The Borrowers shall do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Lender may reasonably require more completely to vest in and assure to the Lender its rights hereunder and under the other Loan Documents and to carry into effect the provisions and intent of this Agreement and the other Loan Documents.

         8.4 Governing Law. This Agreement and the other Loan Documents shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (without regard to conflicts of laws rules). Any legal action or proceeding arising out of or relating to this Agreement or any Obligation may be instituted in the courts of The Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and each Borrower hereby irrevocably submits to the jurisdiction of each such court in any such action or proceeding; provided, however, that the foregoing shall not limit the Lender's rights to bring any legal action or proceeding in any other appropriate jurisdiction.

         8.5  Expenses, Taxes and Indemnification.

         (a) The Borrowers will pay and indemnify and hold the Lender harmless against all taxes (other than taxes on the income of the Lender), charges and expenses of every kind or description, including without limitation attorneys' fees and expenses and the costs and expenses of field audits and commercial finance exams, reasonably incurred or expended by the Lender in connection with or in any way related to the Lender's relationship with the Borrowers, whether hereunder or otherwise.

         (b) The Borrowers shall absolutely and unconditionally indemnify and hold the Lender harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Lender or by any of its shareholders, directors, officers, employees, subsidiaries, affiliates or agents (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of the Lender) on account of, or in relation to, or in any way in connection with, associated with or ancillary to this Agreement, the other Loan Documents and the other documents executed or delivered in connection herewith, and the arrangements or transactions contemplated therein, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such documents are ultimately consummated.

         8.6 Amendments, Waivers, Etc. This Agreement, the Note and the other Loan Documents and any provision hereof or thereof may be waived, discharged or terminated only by an instrument in writing signed by the Lender and may be amended only by an instrument in writing signed by the Borrowers and the Lender.

         8.7 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns. The Lender may sell, assign or otherwise transfer all or any portion of its right, title and interest in, and its obligations under, this Agreement, the Loans made and to be made hereunder, or grant participations in its right, title and interest herein and therein. The Borrowers may not assign or transfer their rights or obligations hereunder.

         8.8 Computation of Interest and Fees, Etc. Interest, fees and charges shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day on which banks in Boston, Massachusetts are required or permitted by law or an appropriate authority to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extension shall be included in computing interest in connection with such payment. All payments required of the Borrowers hereunder or under the Note shall be made in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment.

         8.9 Entire Agreement; Miscellaneous. This Agreement, including the exhibits hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto. The captions for the sections of this Agreement are for ease of reference only and are not an integral part of this Agreement. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. The provisions of this Agreement are severable, and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable, such holdings shall not affect or impair any other provision hereof.

       8.10 Use of Term "Borrowers". Each Borrower expressly acknowledges and agrees that the Obligations constitute the obligations of the Borrowers jointly and severally, and, as used herein (unless the context clearly indicates otherwise), the term "Borrowers" shall mean, on a joint and several basis, each and every Borrower, and, accordingly, each covenant, representation, warranty, obligation or requirement applicable to the Borrowers hereunder or under any other Loan Document shall be independently applicable to each and every Borrower.

       In connection with the foregoing, each Borrower (other than Starmet Corporation) hereby appoints Starmet Corporation as its true and lawful attorney-in-fact for any and all purposes relating to the Agreement, the other Loan Documents or the Obligations. Each Borrower (other than Starmet Corporation) acknowledges to each of Starmet Corporation and the Lender that the foregoing appointment is irrevocable and coupled with an interest. Each Borrower represents and warrants to the Lender that the Lender shall be entitled to rely on any action, notice, communication of Starmet Corporation as being the act, notice, or communication, as the case may be, of each Borrower, unless expressly instructed in writing by Starmet Corporation to the contrary.

         8.11 WAIVER OF JURY TRIAL. EACH BORROWER HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE BORROWERS AND THE LENDER. THIS WAIVER SHALL BE EFFECTIVE FOR EACH DOCUMENT EXECUTED BY THE BORROWERS OR THE LENDER AND DELIVERED TO THE LENDER OR THE BORROWERS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL. EACH BORROWER FURTHER ACKNOWLEDGES THAT ALL DOCUMENTS DELIVERED BY THE LENDER OR THE BORROWERS ARE SUBJECT TO THIS WAIVER OF JURY TRIAL AS TO ANY ACTION THAT MAY BE BROUGHT AS TO ANY OF SUCH DOCUMENTS, AND CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

         WITNESS the execution hereof under seal on the day and year first above written.


                                         STARMET CORPORATION

                                         By: /s/ James M. Spiezio
                                            ----------------------
                                            Name: James M. Spiezio
                                            Title: CFO


                                         STARMET POWDERS, LLC

                                         By: /s/ James M. Spiezio
                                            ----------------------
                                            Name: James M. Spiezio
                                            Title: Treasurer


                                         STARMET AEROCAST, LLC

                                         By: /s/ James M. Spiezio
                                            ----------------------
                                            Name: James M. Spiezio
                                            Title: Treasurer


                                         STARMET COMMERCIAL CASTINGS, LLC

                                         By: /s/ James M. Spiezio
                                            ----------------------
                                            Name: James M. Spiezio
                                            Title: Treasurer


                                         STARMET NMI CORPORATION

                                         By: /s/ James M. Spiezio
                                            ----------------------
                                            Name: James M. Spiezio
                                            Title: Treasurer


                                         STARMET CMI CORPORATION

                                         By: /s/ James M. Spiezio
                                            ----------------------
                                            Name: James M. Spiezio
                                            Title: Treasurer

                                         STARMET HOLDINGS CORPORATION

                                         By: /s/ James M. Spiezio
                                            ----------------------
                                            Name: James M. Spiezio
                                            Title: Treasurer


                                         NMI FOREIGN SALES CORPORATION

                                         By: /s/ James M. Spiezio
                                            ----------------------
                                            Name: James M. Spiezio
                                            Title: Treasurer


                                         STATE STREET BANK AND TRUST COMPANY

                                         By: /s/ William R. Dewey IV
                                            ------------------------
                                            Name:  William R. Dewey IV
                                            Title: Vice President

                                                                       Exhibit A


                              REVOLVING CREDIT NOTE


$10,000,000.00                                               Date:  May 28, 1998


         FOR VALUE RECEIVED, the undersigned (hereinafter, together with their respective successors in title and assigns, collectively called the "Borrowers"), by this promissory note (hereinafter, together with the Schedule annexed hereto, called "this Note"), absolutely and unconditionally, and jointly and severally, promise to pay to the order of State Street Bank and Trust Company (hereinafter, together with its successors in title and assigns, called the "Lender"), the principal sum of Ten Million and 00/100 Dollars ($10,000,000.00), or so much thereof as shall have been advanced by the Lender to the Borrowers by way of Revolving Loans under the Loan Agreement (as hereinafter defined) and shall remain outstanding, such payment to be made as hereinafter provided, and to pay interest on the principal sum outstanding hereunder from time to time from the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided.

         Capitalized terms used herein without definition shall have the meaning set forth in the Loan Agreement.

         The unpaid principal (not at the time overdue) under this Note shall bear interest at the rate or rates from time to time in effect under the Loan Agreement. Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Loan Agreement.

         On February 28, 2000, the date of the final maturity of this Note, there shall become absolutely due and payable by the Borrowers hereunder, and the Borrowers hereby jointly and severally promise to pay to the Lender, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

         Each overdue amount (whether of principal, interest or otherwise) payable on or in respect of this Note or the indebtedness evidenced hereby shall (to the extent permitted by applicable law) bear interest at the rates and on the terms provided by the Loan Agreement. The unpaid interest accrued on each overdue amount in accordance with the foregoing terms of this paragraph shall become and be absolutely due and payable by the Borrowers to the Lender on demand by the Lender. Interest on each overdue amount will continue to accrue as provided by the foregoing terms of this paragraph, and will (to the extent permitted by applicable law) be compounded daily until the obligations of the Borrowers in respect of the payment of such overdue amount shall be discharged (whether before or after judgment).

         Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrowers directly to the Lender in United States dollars, at the address of the Lender set forth in the Loan Agreement, on the due date of such payment, and in immediately available and freely transferable funds. All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deductions, withholdings, restrictions or conditions of any nature.

         This Note is made and delivered by the Borrowers to the Lender pursuant to the Loan Agreement, dated as of May 28, 1998, by and among the Borrowers and the Lender (hereinafter, as originally executed, and as now or hereafter varied or supplemented or amended and restated, called the "Loan Agreement"). This Note evidences the joint and several obligations of the Borrowers (a) to repay the principal amount of the Revolving Loans made by the Lender to the Borrowers pursuant to the Loan Agreement; (b) to pay interest, as herein and therein provided, on the principal amount hereof remaining unpaid from time to time; and
(c) to pay other amounts which may become due and payable hereunder or thereunder as herein and therein provided.

         The Borrowers will have the right to prepay the unpaid principal of this Note in full or in part upon the terms contained in the Loan Agreement. The Borrowers will have an obligation to prepay principal of this Note from time to time if and to the extent required under, and upon the terms contained in, the Loan Agreement. Any partial payment of the indebtedness evidenced by this Note shall be applied in accordance with the terms of the Loan Agreement.

         Pursuant to and upon the terms contained in Section 6 of the Loan Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be immediately due and payable, whereupon the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall (if not already due and payable) forthwith become and be due and payable to the Lender without presentment, demand, protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrowers, excepting only for notice expressly provided for in the Loan Agreement.

         All computations of interest payable as provided in this Note shall be computed by the Lender daily on the basis of a 360 day year and paid for the actual number of days for which due. The interest rate in effect from time to time shall be determined in accordance with the terms of the Loan Agreement.

         Should all or any part of the indebtedness represented by this Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Borrowers hereby jointly and severally promise to pay to the holder of this Note, upon demand by the holder hereof at any time, in addition to principal, interest and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby, all court costs and attorneys' fees and all other collection charges and expenses reasonably incurred or sustained by the holder of this Note.

         The Borrowers hereby irrevocably waive notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note or any collateral or security therefor, except for notices expressly provided for in the Loan Agreement. The Borrowers hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any federal court located in Suffolk County in the said Commonwealth in connection with any actions or proceedings brought against the Borrowers by the holder hereof arising out of or relating to this Note.

         This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Borrowers hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts without regard to its law relating to choice of law.

         Each of the Borrowers shall be jointly and severally liable for the full amount owing under this Note.

         IN WITNESS WHEREOF, this REVOLVING CREDIT NOTE has been duly executed by the undersigned on the day and in the year first above written in Boston, Massachusetts.


                                         STARMET CORPORATION

                                         By:
                                           ---------------------------------
                                           Name:
                                           Title:


                                         STARMET POWDERS, LLC

                                         By:
                                           ---------------------------------
                                           Name:
                                           Title:

                                         STARMET AEROCAST, LLC

                                         By:
                                           ---------------------------------
                                           Name:
                                           Title:


                                         STARMET COMMERCIAL CASTINGS, LLC

                                         By:
                                           ---------------------------------
                                           Name:
                                           Title:


                                         STARMET NMI CORPORATION

                                         By:
                                           ---------------------------------
                                           Name:
                                           Title:


                                         STARMET CMI CORPORATION


                                         By:
                                           ---------------------------------
                                           Name:
                                           Title:


                                         STARMET HOLDINGS CORPORATION

                                         By:
                                           ---------------------------------
                                           Name:
                                           Title:


                                         NMI FOREIGN SALES CORPORATION

                                         By:
                                           ---------------------------------
                                           Name:
                                           Title:

                        SCHEDULE TO REVOLVING CREDIT NOTE



   DATE     AMOUNT     TYPE OF LOAN     INTEREST      INTEREST     AMOUNT PAID      NOTATION
             OF LOAN    (PRIME RATE      RATE*        PERIOD**                      MADE BY
                         OR LIBOR)
----------- ---------- -------------- ------------- -------------- ------------- ---------------
















----------------------------
*  For Prime Rate Loans, insert "Prime Rate"
   For Libor Loans, insert "Libor Loan Rate"
-- For Libor Loans only

                                                                       Exhibit B


                                   DISCLOSURE

                          [To be inserted by Borrowers]

                                                                       Exhibit B
                                                             Disclosure Schedule


                                   Section 3.1

                         Organization and Qualification

FSC is not in good standing in the U.S. Virgin Islands.



         Entity                                                     Qualified In

Starmet Corporation (MA Corporation)                                   MA

Starmet NMI Corporation (MA Corporation)                               MA

Starmet CMI Corporation (DE Corporation)                               DE, SC

Starmet Commercial Castings, LLC (DE LLC)                              DE, MA

Starmet Aerocast, LLC (DE LLC)                                         DE, MA

Starmet Powders, LLC (DE LLC)                                          DE, MA

Starmet Holdings Corporation (MA Corporation)                          MA

NMI Foreign Sales Corporation (U.S. Virgin Islands
         Corporation)


                                                                       Exhibit B
                                                             Disclosure Schedule


                                   Section 3.3

                               Title to Properties



Leases:           Contract                     Value             Date              Term

ALCO Capital      Purchase Order #100717       $76,260.00        06/22/94          5 yr lease
RESOURCE INC.

AT&T              Equipment Lease #0004721     $77,101.91        05/13/97          5 yr lease

IKON              Purchase Order #100990       $129,000.00       12/30/96          5 yr lease




Liens:

1. The CMI IRB (defined in Section 3.5) is secured by a lien on the South Carolina real property.

2. The Palmetto Loans (defined in Section 3.5) are secured by mortgages on CMI's property, subordinated to the CMI IRB lien.

                                                                       Exhibit B
                                                             Disclosure Schedule


                                   Section 3.4

                                   Compliance

1. StarMet Corporation ("Starmet" or the "Company") is named as a Potentially Responsible Party in regard to the Maxey Flats, Kentucky, Superfund Site.

2. StarMet has received a notice of responsibility letter from the state of Massachusetts in regards to a closed holding basin facility on its property in Concord, Massachusetts. The basin facility and the Concord property have been classified as a priority disposal site, requiring remediation. Pursuant to a Supplemental Memorandum of Decision, the U.S. Army agreed to pay the Company for the removal of the holding basin material. StarMet has entered into a sub-contract with Zhagrus Environmental, Inc. for the disposal of any hazardous waste at the basin facility. By letter dated May 11, 1998 the Company was notified by Zhagrus that Zhagrus expected to incur additional costs in connection with its work under the disposal contract, and a request by Zhagrus that the Company pay Zhagrus for such additional costs. Without admitting liability, the Company (i) has requested further information from Zhagrus regarding this issue in order to determine if it is liable and (ii) intends to request a contract price modification for any liability for such additional cost under its contract with the U.S. Army.

3. As part of the five-year relicensing process under the federal Nuclear Regulatory Commission (NRC), StarMet was reissued NRC licenses for both the Concord and Barnwell facilities. The relicensing program is now being administered in Massachusetts by the Massachusetts Department of Public Health ("DPH"), and in the State of South Carolina by the South Carolina Department of Health and Environmental Control ("DHEC"). StarMet has approached both DPH and DHEC regarding (i) the transfer of the Concord license to StarMet NMI Corporation and (ii) changing the name of the Barnwell license to reflect CMI's change of name.

         StarMet has had ongoing discussions with the these agencies regarding Decontamination and Decommissioning funding and financial assurance plans. At present, StarMet has posted letters of credit with each of DPH and DHEC in the respective amounts of (i) $750,000 for DPH and (ii) $2,800,000 and $73,024 for DHEC as security for Decontamination and Decommissioning expenses.

4. The Company is currently in default of various financial covenants of its existing credit facility with State Street.

                                                                       Exhibit B
                                                             Disclosure Schedule


                                   Section 3.5

                                   Financials

Other Indebtedness

- $3,200,000 Barnwell County, South Carolina Industrial Development Revenue Note, September 27, 1984 (Carolina Metals, Inc.) (the "CMI IRB")

- $500,000.00 Loan to Palmetto Federal Savings Bank of South Carolina ("Palmetto"), November 29, 1995, and a separate letter of credit in the amount of $73,024, as well as a $995,000 Loan from Palmetto and Lower Savannah Regional Development Corporation dated March 20, 1998 (Starmet CMI as Obligor and StarMet as Guarantor) (collectively, the "Palmetto Loans")

- StarMet Corporation has issued subordinated debentures to the following individuals (collectively, the "Debentures"):


                                    Date of          Maturity
         Name                       Issue            Date                  Amount

         Melvin Chrein              10-Jan-96        30-Sep-98             $     83,500
         WIAF Investors             10-Jan-96        30-Sep-98                  334,000
         George Matthews            10-Jan-96        30-Sep-98                   83,000
         Marshall Chrein            16-Sep-96        30-Sep-98                   25,000
         Charles Alpert             16-Sep-96        30-Sep-98                  225,000
         Meryl Chrein               16-Sep-96        30-Sep-98                  100,000
         Roger Marino               09-Sep-97        22-Sep-00                  500,000
         WIAF Investors             23-Dec-97        31-Dec-99                  500,000
         Melvin Chrein              23-Dec-97        31-Dec-99                  150,000
         Marshall Chrein            23-Dec-97        31-Dec-99                   50,000
         George Matthews            23-Dec-97        31-Dec-99                   50,000
         Joshua Feibusch            23-Dec-97        31-Dec-99                  150,000

                                                                           ------------

                                                                           $  2,250,500
                                                                           ------------
                                                                           ------------

         This information is also set forth on the Initial Financial Statement.

                                                                       Exhibit B
                                                             Disclosure Schedule


                                   Section 3.8

                                   Litigation

         On December 9, 1997, Brush Wellman, Inc. filed a patent infringement suit against Starmet Corporation in the United States District Court for the District of Massachusetts, alleging patent infringement of its process patent for investment casting of beryllium aluminum alloys and seeking an injunction and monetary damages. On March 28, 1998 the U.S. Patent and Trademark Office granted the Company's request for reexamination of the previously issued Brush Wellman patent which served as the basis for its complaint. This matter is set forth in further detail in the Registration Statement.

                                                                       Exhibit B
                                                             Disclosure Schedule


                                  Section 3.10

                            Contracts With Affiliates

1. Starmet Corporation expects to license or assign various intellectual property that it owns to its operating subsidiaries.

2. Each of Starmet Corporation, Starmet Powders, Starmet Commercial Castings and Starmet Aerocast lease a portion of space at the Concord facility from Starmet NMI Corporation pursuant to a lease dated October 1, 1997.

3. Agreement, effective March 1, 1993, between Starmet and Matthews Associates Limited.

4.       Agreement, effective March 1, 1993, between Starmet and Wilson B.
         Tuffin.

                                                                       Exhibit B
                                                             Disclosure Schedule


                                  Section 3.11

                                   Disclosure

         The following document, and all Exhibits thereto, relating to Starmet Corporation, which was previously filed with the SEC, is hereby incorporated by reference to this Exhibit B for the purposes of additional disclosure:

         1. The Registration Statement.

         Any disclosure set forth in any section of this Exhibit B will be sufficient to disclose such item notwithstanding any other section which, by its terms, would require the item to be disclosed there.

                                                                       Exhibit B
                                                             Disclosure Schedule


                                  Section 3.12

                                  Subsidiaries

1. Trio Star, LLC, a joint venture with R-Cubed Composites, Inc. and Advanced Product Labs.

                                                                       Exhibit C


                      STARMET CORPORATION AND SUBSIDIARIES

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

         Re:      Loan Agreement dated as of May 28, 1998 (the "Agreement")

Ladies and Gentlemen:

         Pursuant to Section 2.4 of the Agreement, the undersigned hereby confirms its request made on _______________, 19__ for a [Prime Rate] [Libor] Loan in the amount of $_______________ on _______________, 19__.

         [The Interest Period applicable to said Loan will be [one] [two] [three] [six] months.]*

         [Said Loan represents a [conversion] [continuation] of a [Prime Rate] [Libor] Loan in the same amount made on ____________________.]**

         The representations and warranties contained or referred to in
Section 3 of the Agreement are true and accurate in all material respects on and as of the effective date of the Loan (or continuation or conversion) as though made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default or Event of Default has occurred and is continuing or will result from the Loan (or continuation or conversion) to be made pursuant to this request.


                               STARMET CORPORATION
                               STARMET POWDERS, LLC
                               STARMET AEROCAST, LLC
                               STARMET COMMERCIAL CASTINGS, LLC
                               STARMET NMI CORPORATION
                               STARMET CMI CORPORATION
                               STARMET HOLDINGS CORPORATION
                               NMI FOREIGN SALES CORPORATION


                               By:
                                  ------------------------------------
                                  In his capacity as Treasurer of
                                  each of the above-named
                                  Borrowers and hereunto duly
                                  authorized by each of the
                                  above-named Borrowers


-----------------------------------
*  To be inserted in any request for a Libor Loan.
** To be inserted in any request for a conversion or continuation

                                                                       Exhibit D


                     CERTIFICATE OF CHIEF FINANCIAL OFFICER

         STARMET CORPORATION, STARMET POWDERS, LLC, STARMET AEROCAST, LLC, STARMET COMMERCIAL CASTINGS, LLC, STARMET NMI CORPORATION, STARMET CMI CORPORATION, STARMET HOLDINGS CORPORATION and NMI FOREIGN SALES CORPORATION (collectively, the "Borrowers") HEREBY CERTIFY THAT:

         This Certificate is furnished pursuant to Section 5.1(iv) of the Loan Agreement dated as of May 28, 1998 among the Borrowers and State Street Bank and Trust Company (the "Agreement"). Unless otherwise defined herein, the terms used in this Certificate and Schedule 1 attached hereto have the meanings described in the Agreement.

         As required by Section 5.1(i) or (ii) of the Agreement, Consolidated financial statements of the Borrowers for the (year) (quarter) ended _________, 19__ (the "Financial Statements") prepared in accordance with GAAP (subject, in the case of quarterly statements, to normal year-end audit adjustments, none of which are or will be materially adverse) accompany this Certificate. The Financial Statements present fairly the Consolidated financial position of the Borrowers as at the date thereof and the Consolidated results of operations of the Borrowers for the period covered thereby.

         Schedule 1 attached hereto sets forth financial data and computations evidencing the Borrowers' compliance with the covenants of the Agreement set forth in Sections 5.18 through 5.21, inclusive, all of which data and computations, to the best of the knowledge and belief of the chief financial officer ("Chief Financial Officer") executing and delivering this Certificate on behalf of the Borrowers, are true, complete and correct.

         The activities of the Borrowers during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer and by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, during the period covered by the Financial Statements, and as of the date of this Certificate, (a) the Borrowers have, or have caused to have, kept, observed, performed and fulfilled each and every covenant and condition of the Agreement (except to the extent waived by Lender and noted on Schedule 1 attached hereto) and the Note, and (b) no Default or Event of Default has occurred or is occurring.

         Witness my hand this ____ day of ____________, 19__.


                               STARMET CORPORATION
                               STARMET POWDERS, LLC

                               STARMET AEROCAST, LLC
                               STARMET COMMERCIAL CASTINGS, LLC
                               STARMET NMI CORPORATION
                               STARMET CMI CORPORATION
                               STARMET HOLDINGS CORPORATION
                               NMI FOREIGN SALES CORPORATION


                               By:______________________________________
                                  In his capacity as Chief
                                  Financial Officer of each of
                                  the above-named Borrowers and
                                  hereunto duly authorized by
                                  each of the above-named
                                  Borrowers

                                                                       Exhibit E


                                 CLOSING AGENDA

                   STATE STREET BANK AND TRUST COMPANY ("SSB")

                      $10,000,000 REVOLVING CREDIT FACILITY

                                       TO

                      STARMET CORPORATION AND SUBSIDIARIES

                             _____________ __, 1998


    ------------------------------------------------------------------------


LENDER:                State Street Bank and Trust Company ("SSB")
                       225 Franklin Street
                       Boston, Massachusetts  02110
                       William R. Dewey IV, Vice President
                          Tel.: (617) 664-3851
                          Fax:  (617) 654-4500

BORROWERS:             Starmet Corporation and Subsidiaries ("Borrowers")
                       2229 Main Street
                       Concord, Massachusetts 01742
                       Robert E. Quinn, President
                       James M. Spiezio, Vice President of Finance
                          Phone: (   )
                          Fax:   (   )

LENDER'S COUNSEL:      Goulston & Storrs ("G&S")
                       400 Atlantic Avenue
                       Boston, Massachusetts  02110
                       Philip A. Herman, Esq.
                          Tel.: (617) 482-1776
                          Fax:  (617) 574-4112

BORROWERS'             Peabody & Arnold ("P&A")
COUNSEL:               50 Rowes Wharf

                       Boston, MA 02110
                       Robert D. Keough, Esq.
                          Tel.: (617) 951-2100
                          Fax:  (617) 951-2125

    RESPONSIBILITY                          DOCUMENT

                                   A)       FINANCING DOCUMENTS

    G&S                            1.       Loan Agreement
    P&A/BORROWER                            a.  Disclosure Schedule

    G&S                            2.       Revolving Credit Note ($10,000,000)


    Borrower                       3.       Miscellaneous
                                            (a) Notice of Borrowing
                                            (b) Wire Instructions
                                            (c) Financial Statements
                                            (d) Offering Documents
                                            (e) Evidence of Insurance

    P&A                            4.       UCC-11 (tax and UCC) searches for
                                            each Borrower (MA, SC, others?)

    P&A                            5.       UCC-3 termination statements to be
                                            filed with appropriate filing
                                            offices

                                   B)       CORPORATE PROCEEDINGS

    P&A/(G&S Form)                 6.       Officers'/Manager's Certificate for
                                            each Borrower
                                            (a) Certified Articles of
                                                Organization/Certified
                                                Certificate of Incorporation
                                                /Certificate of Formation
                                            (b) By-Laws/Operating Agreement
                                            (c) Borrowing Resolutions
                                            (d) Incumbency

    P&A                            7.       Long-form Legal Existence and Good
                                            Standing Certificates for each
                                            Borrower from MA, DEL and SC
                                            (as applicable)

    P&A                            [8.      Foreign Qualification Certificates
                                            for each Borrower
                                            from __________]

                                   C)       LEGAL OPINION

    P&A/(G&S Form)                 9.       Opinion of P&A, as counsel to each
                                            Borrower, as to Due Authorization,
                                            Execution, Delivery,

                                            Enforceability, Etc., delivered to
                                            SSB (including with respect to the
                                            Offering)

                                   D)       POST-CLOSING

                                   10.      Tax Good Standing Certificate for
                                            each Borrower from MA, DEL and SC
                                            (as applicable)

                            FORM OF LEGAL OPINION OF
                                PEABODY & ARNOLD

   [To be modeled on Boston Acoustics Opinion, with appropriate modifications]